Exhibit 10.19


          RESOLVED, that is shall be the policy of the Company that outside members in good standing of the Board of Directors retiring or resigning for personal reasons after January 10, 1986 with five or more years of service on the Board shall be entitled to annual payment for life of the Director's retainer at the time of retirement or resignation; provided, however, that such annual payment will not be adjusted upon any subsequent adjustment to Directors' retainers.